Exhibit 99.1

RPM REPORTS FISCAL 2019 FIRST-QUARTER FINANCIAL RESULTS

•	Sales increase 8.5% to first-quarter record

•	Raw material costs and restructuring expenses affect profitability

•	Operating improvement plan implementation continues to streamline costs

•	Comprehensive plan update to be provided at November 28 investor day

Medina, Ohio – October 3, 2018 – RPM International Inc. (NYSE: RPM) today reported financial results for its fiscal 2019 first quarter ended August 31, 2018.

First-Quarter Results

Fiscal 2019 first-quarter net sales were a record $1.46 billion, up 8.5% over the $1.35 billion reported a year ago. Including the impact of restructuring charges, first-quarter net income was $69.8 million versus $116.4 million in the year-ago period, and diluted earnings per share (EPS) were $0.52 compared to $0.86 in the year-ago quarter. Income before income taxes (IBT) was $91.9 million compared to $155.3 million reported in the fiscal 2018 first quarter. RPM’s consolidated earnings before interest and taxes (EBIT) were $113.9 million compared to $177.6 million reported in the fiscal 2018 first quarter. The fiscal 2019 first quarter included asset write-offs and other restructuring-related expenses of $39.8 million. Excluding these charges, RPM’s adjusted EBIT was $153.7 million and diluted EPS was $0.76.

“We saw strong top-line sales growth in the first quarter, with organic sales growth up 7.8%, while profitability continued to be adversely affected by rising raw material costs. In addition, bottom-line results reflected the impact of restructuring charges, higher legal and advertising costs in our consumer segment, and the adverse effect of transactional foreign exchange,” stated Frank C. Sullivan, RPM chairman and chief executive officer.

“Our team is focused on driving increased profitability, long-term growth and enhanced value for our shareholders, and we are making good progress in executing on our operating improvement plan, which is specifically designed to increase margins, reduce working capital, and improve overall operating efficiency. During the quarter, we continued our strategic restructuring initiatives, including the reduction of more than 150 positions and the announced closure of four manufacturing facilities, all in line with our 2020 Margin Acceleration Plan,” stated Sullivan.

First-Quarter Segment Sales and Earnings

The company’s industrial segment net sales increased 7.2%, to $782.0 million from $729.8 million reported a year ago, reflecting organic growth of 6.7% and acquisitions contributing an additional 1.6%. Foreign currency translation reduced sales by 1.1%. Industrial segment IBT was $69.1 million compared with $88.9 million a year ago. EBIT was $71.5 million compared to $91.5 million in the fiscal 2018 first quarter. Adjusted EBIT, which excludes the charges mentioned earlier, increased 2.5% to $93.8 million from the year-ago period.

RPM Reports Fiscal 2019 First-Quarter Financial Results

October 3, 2018

“The industrial segment benefited from especially strong performance in North American waterproofing and a healthy recovery in our businesses serving the oil and gas sector. Leverage to the bottom line was masked by unfavorable transactional foreign exchange expense resulting from the strengthening of the dollar versus certain international currencies,” stated Sullivan. “In the process of realigning our global brands, we adjusted our leadership structure, initiated the closure of two plants and discontinued certain international product lines.”

RPM’s consumer segment generated a 13.6% increase in sales to $485.2 million from $427.1 million in the fiscal 2018 first quarter. Organic sales increased 12.4%, while acquisition growth contributed 1.7%. Foreign currency translation reduced sales by 0.5%. Consumer segment IBT was $51.3 million compared with $72.4 million in the prior-year period. EBIT was $51.5 million compared to $72.6 million in the fiscal 2018 first quarter. Excluding asset write-offs and other restructuring-related expenses, adjusted EBIT was $52.9 million versus the prior period.

“Consumer segment sales were strong due to new accounts and market share gains, particularly in wood stains and automotive finishes,” stated Sullivan. “As previously discussed during our fiscal 2018 fourth-quarter conference call, we anticipated that the fiscal 2019 first quarter would be the high-water mark for margin erosion in the consumer segment. We responded with price increases late in the first quarter to help address this. In addition, legal costs accounted for nearly half of the EBIT decline for the quarter, with much of the remainder resulting from stepped up advertising to support recent market share gains.”

RPM’s specialty segment reported sales growth of 2.3%, to $192.8 million from $188.5 million in the fiscal 2018 first quarter. Organic growth contributed 2.0%, while acquisition growth was 0.4%. Foreign currency translation reduced sales by 0.1%. Specialty segment IBT was $27.8 million compared with $33.2 million in the prior-year period. EBIT was $27.7 million compared to $33.0 million in the fiscal 2018 first quarter. Adjusted EBIT, which excludes restructuring-related expenses, was $30.5 million in the fiscal 2019 first quarter.

“Specialty segment first-quarter results for the prior year were elevated by our water damage restoration businesses’ response to Hurricane Harvey, which created tougher year-over-year comparisons. Also, the first quarter of fiscal 2019 is the last quarter of negative comparisons related to the NatureSeal patent expiration last August,” Sullivan stated.

Cash Flow and Financial Position

During the fiscal 2019 first quarter, cash used from operations was $7.1 million compared to $26.1 million a year ago. Capital expenditures were $28.3 million in the quarter, compared to $17.5 million in the year-ago period.

Total debt at August 31, 2018 of $2.27 billion compares to $2.17 billion at May 31, 2018 and $2.12 billion at the end of last year’s first quarter. Net (of cash) debt-to-total capital was 56.2%, versus 54.7% at the end of last year’s first quarter and 54.2% at the end of the prior fiscal year. Total liquidity, including cash and long-term available credit, was $868.9 million, compared to $1.0 billion a year ago and $1.0 billion at May 31, 2018.

RPM Reports Fiscal 2019 First-Quarter Financial Results

October 3, 2018

Business Outlook

“Our businesses will continue to aggressively pursue price increases to protect our gross profit margins in the face of continued raw material cost escalation. With asbestos trust payments now behind us, we are implementing strategic initiatives to enhance shareholder value through operational improvements and improved capital allocation. The current phase of our restructuring program is proceeding as scheduled with recently announced plant closings and leadership realignment. We will share a comprehensive update on our plan at an investor day on November 28, which will be webcast via the RPM website at www.rpminc.com,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss the quarter’s results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT today until 11:59 p.m. EDT on October 10, 2018. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 47510575. The call also will be available both live and for replay, and as a written transcript, via the RPM website at www.rpminc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.rpminc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

RPM Reports Fiscal 2019 First-Quarter Financial Results

October 3, 2018

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT, adjusted net income and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT, adjusted net income and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT to income before income taxes.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2018, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended
	August 31,
	2018	2017

Net Sales	$1,459,989	$1,345,394
Cost of sales	865,947	773,386

Gross profit	594,042	572,008
Selling, general & administrative expenses	459,742	394,409
Restructuring charges	20,076
Interest expense	24,406	26,773
Investment (income), net	(2,433)	(4,453)
Other expense (income), net	313	(5)

Income before income taxes	91,938	155,284
Provision for income taxes	21,752	38,381

Net income	70,186	116,903
Less: Net income attributable to noncontrolling interests	422	487

Net income attributable to RPM International Inc. Stockholders	$69,764	$116,416

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.52	$0.87

Diluted	$0.52	$0.86

Average shares of common stock outstanding - basic	131,861	131,236

Average shares of common stock outstanding - diluted	136,430	135,720

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,
	2018	2017
Net Sales:
Industrial Segment	$781,973	$729,768
Consumer Segment	485,196	427,144
Specialty Segment	192,820	188,482

Total	$1,459,989	$1,345,394

Income Before Income Taxes:
Industrial Segment
Income Before Income Taxes (a)	$69,057	$88,902
Interest (Expense), Net (b)	(2,393)	(2,554)

EBIT (c)	71,450	91,456
Inventory-related charges (d)	4,477
Restructuring charges (e)	7,379
Facility closure expense - other (f)	2,440
Receivable reserves (g)	8,020

Adjusted EBIT	$93,766	$91,456

Consumer Segment
Income Before Income Taxes (a)	$51,296	$72,368
Interest (Expense), Net (b)	(165)	(196)

EBIT (c)	51,461	72,564
Inventory-related charges (d)	(153)
Restructuring charges (e)	1,551
Facility closure expense - other (f)	11

Adjusted EBIT	$52,870	$72,564

Specialty Segment
Income Before Income Taxes (a)	$27,801	$33,167
Interest Income, Net (b)	69	120

EBIT (c)	27,732	33,047
Restructuring charges (e)	2,147
Facility closure expense - other (f)	4
ERP consolidation plan (h)	659

Adjusted EBIT	$30,542	$33,047

Corporate/Other
(Expense) Before Income Taxes (a)	$(56,216)	$(39,153)
Interest (Expense), Net (b)	(19,484)	(19,690)

EBIT (c)	(36,732)	(19,463)
Restructuring charges (e)	8,999
Professional fees for negotiation of cooperation agreement (i)	4,297

Adjusted EBIT	$(23,436)	$(19,463)

Consolidated
Income Before Income Taxes (a)	$91,938	$155,284
Interest (Expense), Net (b)	(21,973)	(22,320)

EBIT (c)	113,911	177,604
Inventory-related charges (d)	4,324
Restructuring charges (e)	20,076
Facility closure expense - other (f)	2,455
Receivable reserves (g)	8,020
ERP consolidation plan (h)	659
Professional fees for negotiation of cooperation agreement (i)	4,297

Adjusted EBIT	$153,742	$177,604

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Inventory-related charges reflect a true-up of prior inventory write-offs at our Consumer Segment and current period inventory write-offs and disposals at our Industrial Segment, all of which have been recorded in cost of goods sold during the first quarter of fiscal 2019 in connection with our restructuring activities.

(e)

Reflects restructuring charges, including headcount reductions, closures of facilities and accelerated vesting of equity awards in connection with key executives, all in relation to our 2020 Margin Acceleration Plan initiatives.

(f)	Includes accelerated depreciation expense related to the shortened useful lives of facilities currently operating, but are in the process of being prepared for closure.
(g)	Reflects the increase in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy.
(h)	Includes implementation costs associated with the current phase of our ERP consolidation plan.
(i)	Comprises professional fees incurred in connection with the negotiation of a cooperation agreement. Refer to Form 8-K as filed on June 28, 2018.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended
	August 31,
	2018	2017
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.52	$0.86
Inventory-related charges (d)	0.03
Restructuring charges (e)	0.11
Facility closure expense - other (f)	0.01
Receivable reserves (g)	0.06
ERP consolidation plan (h)	0.01
Professional fees for negotiation of cooperation agreement (i)	0.02

Adjusted Earnings per Diluted Share (j)	$0.76	$0.86

(d)

Inventory-related charges reflect a true-up of prior inventory write-offs at our Consumer Segment and current period inventory write-offs and disposals at our Industrial Segment, all of which have been recorded in cost of goods sold during the first quarter of fiscal 2019 in connection with our restructuring activities.

(e)

Reflects restructuring charges, including headcount reductions, closures of facilities and accelerated vesting of equity awards in connection with key executives, all in relation to our 2020 Margin Acceleration Plan initiatives.

(f)	Includes accelerated depreciation expense related to the shortened useful lives of facilities currently operating, but are in the process of being prepared for closure.
(g)	Reflects the increase in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy.
(h)	Includes implementation costs associated with the current phase of our ERP consolidation plan.
(i)	Comprises professional fees incurred in connection with the negotiation of a cooperation agreement. Refer to Form 8-K as filed on June 28, 2018.
(j)

Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	August 31, 2018	August 31, 2017	May 31, 2018
Assets
Current Assets
Cash and cash equivalents	$202,183	$236,191	$244,422
Trade accounts receivable	1,126,184	1,060,147	1,160,162
Allowance for doubtful accounts	(55,558)	(45,063)	(46,344)

Net trade accounts receivable	1,070,626	1,015,084	1,113,818
Inventories	853,573	851,312	834,461
Prepaid expenses and other current assets	306,333	260,361	278,230

Total current assets	2,432,715	2,362,948	2,470,931

Property, Plant and Equipment, at Cost	1,589,312	1,526,565	1,575,875
Allowance for depreciation	(812,253)	(770,692)	(795,569)

Property, plant and equipment, net	777,059	755,873	780,306

Other Assets
Goodwill	1,187,705	1,169,083	1,192,174
Other intangible assets, net of amortization	585,056	587,274	584,272
Deferred income taxes, non-current	21,953	22,126	21,897
Other	218,904	211,612	222,242

Total other assets	2,013,618	1,990,095	2,020,585

Total Assets	$5,223,392	$5,108,916	$5,271,822

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$500,913	$469,954	$592,281
Current portion of long-term debt	3,376	254,061	3,501
Accrued compensation and benefits	119,037	115,124	177,106
Accrued losses	30,295	26,406	22,132
Other accrued liabilities	224,515	229,602	211,706

Total current liabilities	878,136	1,095,147	1,006,726

Long-Term Liabilities
Long-term debt, less current maturities	2,267,159	1,868,229	2,170,643
Other long-term liabilities	360,074	491,677	356,892
Deferred income taxes	104,644	91,660	104,023

Total long-term liabilities	2,731,877	2,451,566	2,631,558

Total liabilities	3,610,013	3,546,713	3,638,284

Commitments and contingencies
Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,408; 133,537; 133,647)	1,334	1,335	1,336
Paid-in capital	992,086	961,956	982,067
Treasury stock, at cost	(256,899)	(223,567)	(236,318)
Accumulated other comprehensive (loss)	(493,026)	(429,382)	(459,048)
Retained earnings	1,366,952	1,248,769	1,342,736

Total RPM International Inc. stockholders’ equity	1,610,447	1,559,111	1,630,773
Noncontrolling interest	2,932	3,092	2,765

Total equity	1,613,379	1,562,203	1,633,538

Total Liabilities and Stockholders’ Equity	$5,223,392	$5,108,916	$5,271,822

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended August 31,
	2018	2017
Cash Flows From Operating Activities:
Net income	$70,186	$116,903
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	24,068	19,893
Amortization	11,472	11,483
Restructuring charges, net of payments	7,084
Deferred income taxes	(561)	9,815
Stock-based compensation expense	6,668	7,465
Other non-cash interest expense	775	1,422
Realized loss (gain) on sales of marketable securities	6	(2,861)
Other	992	(140)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	32,389	1,646
(Increase) in inventory	(27,207)	(46,771)
(Increase) in prepaid expenses and other current and long-term assets	(18,282)	(10,865)
(Decrease) in accounts payable	(88,271)	(72,688)
(Decrease) in accrued compensation and benefits	(56,747)	(69,008)
Increase (decrease) in accrued losses	8,415	(5,765)
Increase in other accrued liabilities	20,857	20,147
Other	1,027	(6,765)

Cash (Used For) Operating Activities	(7,129)	(26,089)

Cash Flows From Investing Activities:
Capital expenditures	(28,295)	(17,533)
Acquisition of businesses, net of cash acquired	(26,366)	(36,169)
Purchase of marketable securities	(12,695)	(56,275)
Proceeds from sales of marketable securities	9,758	40,792
Other	(2,881)	702

Cash (Used For) Investing Activities	(60,479)	(68,483)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	120,702	19,125
Reductions of long-term and short-term debt	(21,952)	(760)
Cash dividends	(42,714)	(40,089)
Shares of common stock repurchased and shares returned for taxes	(20,581)	(5,346)
Payments of acquisition-related contingent consideration	(3,456)	(3,258)
Other	(320)	(747)

Cash Provided By (Used For) Financing Activities	31,679	(31,075)

Effect of Exchange Rate Changes on Cash and
Cash Equivalents	(6,310)	11,341

Net Change in Cash and Cash Equivalents	(42,239)	(114,306)
Cash and Cash Equivalents at Beginning of Period	244,422	350,497

Cash and Cash Equivalents at End of Period	$202,183	$236,191